Exhibit 99.1

Shaw Receives $32.5 Million Arbitration Award

BATON ROUGE, La.--(BUSINESS WIRE)--August 8, 2011--The Shaw Group Inc. (NYSE: SHAW) today announced it received an arbitration award of approximately $32.5 million for a contract previously executed by its Power segment for the engineering, procurement and construction of a 600-megawatt steam turbine electrical generation plant in the U.S.

Shaw will recognize an immaterial gain in the company’s earnings in the fourth quarter of fiscal year 2011 and expects to collect cash in the amount of the award.

This arbitration settles force majeure, schedule-related liquidated damages and other claims. Final acceptance performance testing for closing out the contract still must be completed. The receipts result from the return of liquidated damages previously collected or withheld by the customer, payment for force majeure costs and other damages and increased costs, as well as the return of a letter of credit drawn by the customer.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2010, February 28, 2011, and May 31, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com